QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3

I.C. ISAACS & COMPANY, INC.
STOCKHOLDERS' AGREEMENT

        This STOCKHOLDERS' AGREEMENT (the "Agreement") dated October 3, 2002 is by and among I.C. Isaacs & Company, Inc., a Delaware corporation having its principal office and place of business at 3840 Bank Street, Baltimore, Maryland 21224-2522 (the "Company"), and the Persons (as hereinafter defined) whose names are set forth in Schedule A hereto (the "Stockholders" and each a "Stockholder").

RECITALS

        WHEREAS, Textile Investment International S.A., a Luxembourg corporation ("Textile Investment"), a wholly-owned subsidiary of Würzburg Holding S.A., a Luxembourg corporation, also known in abbreviation as Würzburg S.A. ("Würzburg"), has acquired from Ambra Inc., a Delaware corporation ("Ambra"), shares of Common Stock, par value $.0001 per share, of the Company (the "Common Stock"), and Series A Convertible Preferred Stock, par value $.0001 per share, of the Company (the "Preferred Stock") representing, in the aggregate and upon conversion of the Preferred Stock, Three Million Nine Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (3,966,667) shares of Common Stock (the "Subsequently Acquired Stock"); and

        WHEREAS, prior to Textile Investment's acquisition of the Common Stock and the Preferred Stock from Ambra, each Stockholder held the number of shares of Common Stock set forth opposite its name on Schedule A hereto (the "Initial Stock"); and

        WHEREAS, the Company and the Stockholders desire to establish in this Agreement certain terms and conditions regarding the acquisition and disposition of securities of the Company by the Stockholders and the Stockholders' relationship with the Company.

        NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter provided, the parties to this Agreement, on behalf of themselves and their successors and assigns, agree as follows:

1.
DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings:

        Affiliate. Affiliate shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, but shall include, in the case of a Person who is an individual, any relative or spouse of such Person or any relative of such spouse, any of whom has the same home as such Person.

        Beneficial Ownership. Beneficial Ownership with respect to any Equity Securities shall mean having "beneficial ownership" of such Equity Securities as determined pursuant to Rule 13d-3 promulgated under the Exchange Act, but omitting the words "within 60 days" from Subsection (d)(1)(i) of such definition.

        Board of Directors. Board of Directors shall mean the Board of Directors of the Company.

        Budget. Budget shall mean for fiscal year 2002, the budget attached hereto as Exhibit A. For each fiscal year after 2002, Budget shall mean the budget substantially in the form of Exhibit A prepared by Senior Executives for such year and approved by the Board of Directors by a Supermajority Vote at least thirty (30) days prior to the commencement of such fiscal year. If no Budget for a fiscal year is approved by the Board of Directors by a Supermajority Vote at least thirty (30) days prior to the beginning of a fiscal year, until such time as a budget for such fiscal year is approved as set forth herein, expenses, by category (as such categories are set forth in Exhibit A hereto), for such fiscal year shall be in the same proportion to sales of the Company for such fiscal year as the proportion of expenses, by category (as such categories are set forth in Exhibit A hereto), to sales of the Company for the fiscal year immediately preceding such fiscal year.

        Class I Directors. Class I Directors shall mean the Directors elected to serve until the 2004 Annual Meeting of Stockholders.

        Class II Directors. Class II Directors shall mean the Directors elected at the 2002 Annual Meeting of Stockholders to serve until the 2005 Annual Meeting of Stockholders.

        Class III Directors. Class III Directors shall mean the Directors elected to serve until the 2003 Annual Meeting of Stockholders.

        Code. Code shall mean the Internal Revenue Code of 1986, as amended.

        Common Stock. Common Stock shall have the meaning set forth in the Recitals of this Agreement.

        Company. Company shall have the meaning set forth in the first paragraph of this Agreement.

        Company Directors. Company Directors shall mean (i) the Company's Chief Executive Officer and (ii) the Company's President—Girbaud Division, or (iii) if such positions are vacant or do not exist, the Chief Executive Officer and the President—Girbaud Division are the same person, or for whatever reason either or both of the individuals referred to in (i) and (ii) above cannot serve, such officers of the Company as are proposed by a majority of the Directors other than the Satisfactory Nominees.

        Company-Nominated Independent Directors. Company-Nominated Independent Directors shall have the meaning set forth in Section 3.01(b) hereof.

        Company Process Agent. Company Process Agent shall have the meaning set forth in Section 13 of this Agreement.

        Directors. Directors shall mean the members of the Board of Directors of the Company.

        Exchange Act. Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

        Equity Rights. Equity Rights shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, purchase rights, preemptive rights or agreements of any kind (including any stockholders' or voting trust agreements) for the issuance, sale, or voting of, any Equity Securities in such Person.

        Equity Securities. Equity Securities of any Person shall mean any capital stock of any class, partnership interests, membership interests, or other ownership interests of any kind, in such Person, or securities convertible into shares of capital stock of any class, partnership interests, membership interests, or other ownership interests of any kind, in such Person.

        Extraordinary Transaction. Extraordinary Transaction means any of the following in any one or more transactions: (i) any merger, consolidation, share exchange or other business combination of the Company or any Subsidiary; (ii) any sale, lease, pledge, granting of a security interest in, or exchange of substantially all of the assets of the Company or any Subsidiary; (iii) the disposal of a material amount of assets of the Company or any Subsidiary other than in the normal course of business in a transaction involving a member of an Investor Group; (iv) any issuance by the Company or any Subsidiary of Equity Rights or Equity Securities to any member of an Investor Group; (v) the adoption of any plan or proposal for liquidation or dissolution of the Company; (vi) the making or granting by the Company or any Subsidiary of any loan, advance, guarantee, pledge or other financial assistance or tax benefit to any member of an Investor Group, directly or indirectly; (vii) any other material contract, arrangement or agreement, including without limitation any agreement for the redemption of Stock, involving the Company or any Subsidiary and a member of an Investor Group; (viii) any termination, nonrenewal or amendment of or waiver of any of the terms of, any agreement between the Company or any Subsidiary and any member of an Investor Group; (ix) any merger, tender offer, reverse stock split or other transaction that would result in the Company ceasing to be a reporting company pursuant to

Section 12 of the Exchange Act or in the Common Stock ceasing to be listed on any of (a) the OTC Bulletin Board, (b) the Nasdaq Stock Market or (c) a national exchange; or (x) any transaction involving the Company or any Subsidiary (whether or not involving a member of an Investor Group) and including, without limitation, any reclassification of securities (including a reverse stock split), recapitalization or reorganization of the Company, any self-tender offer or a repurchase of Equity Rights or Equity Securities of the Company by the Company or any Subsidiary or any other transaction (whether or not with or into or otherwise involving a member of an Investor Group) which in any such case has the effect, directly or indirectly, of increasing the proportionate Beneficial Ownership by any member of an Investor Group of the outstanding shares of any class of Equity Securities of the Company or any Subsidiary.

        Independent Director. Independent Director shall mean any one (1) of the Independent Directors.

        Independent Directors. Independent Directors shall mean Directors who are (apart from such directorship) independent of, and otherwise not affiliated with, any Stockholder, the Company or any Subsidiary, or any Affiliate of any of the foregoing, and none of whom shall be a current or former officer, employee, consultant or adviser (financial, legal or other) or Affiliate of any Stockholder, the Company or any Subsidiary or any Affiliate of any of the foregoing. Notwithstanding the foregoing, the Independent Directors shall not include any person unless such person has business experience, stature and character that is commensurate with service on the board of a publicly-held enterprise and would be deemed an independent director for purposes of Nasdaq Marketplace Rule 4200(a)(14). Notwithstanding anything in this definition to the contrary, the Company and the Stockholders agree that each of Jon Hechler and Neal J. Fox shall be deemed to meet the criteria for Independent Directors set forth in this definition.

        Initial Stock. Initial Stock shall have the meaning set forth in the Recitals of this Agreement.

        Investor Group. Investor Group shall mean (i) the Stockholders, (ii) any Affiliates of Stockholders, and/or (iii) any Person with whom any of the Stockholders is part of a 13D Group.

        Partnership. Partnership shall mean I.C. Isaacs & Company L.P., a Delaware limited partnership.

        Person. Person shall mean any individual, corporation, partnership, limited liability company, association, joint venture or trust.

        Preferred Stock. Preferred Stock shall have the meaning set forth in the Recitals of this Agreement.

        Process Agent. Process Agent shall have the meaning set forth in Section 13 of this Agreement.

        Quarterly Payment Amounts. Quarterly Payment Amounts shall have the meaning set forth for such term in the Subordinated Secured Promissory Note.

        Quarterly Payment Dates. Quarterly Payment Dates shall have the meaning set forth for such term in the Subordinated Secured Promissory Note.

        SEC. SEC shall mean the U.S. Securities and Exchange Commission.

        Satisfactory Nominee. Satisfactory Nominee shall mean a person who is (i) a Stockholder Director or (ii) a Stockholder-Nominated Independent Director.

        Securities Act. Securities Act shall mean the Securities Act of 1933, as amended.

        Senior Executives. Senior Executives shall mean the following executive officers of the Company only: (i) the President and the Chief Executive Officer, (ii) the Chief Financial Officer and (iii) the President—Girbaud Division.

        Senior Executive Employment Agreements. Senior Executive Employment Agreements shall mean (i) that certain Executive Employment Agreement by and between Robert J. Arnot and the Partnership, and, for the limited purposes set forth therein, the Company, dated as of April 17, 2002; (ii) that certain Executive Employment Agreement by and between Daniel Gladstone and the Partnership and, for the limited purposes set forth therein, the Company, dated as of April 17, 2002; and (iii) that certain Executive Employment Agreement by and between Eugene C. Wielepski and the Partnership and, for the limited purposes set forth therein, the Company, dated as of April 17, 2002.

        Stock. Stock shall mean the Initial Stock, the Subsequently Acquired Stock and any Equity Securities of the Company or any of its successors or assigns hereinafter issued or paid, directly or indirectly, in respect of the Initial Stock and/or the Subsequently Acquired Stock pursuant to the exercise of any conversion rights, any stock split, stock dividend, recapitalization, merger, share exchange or otherwise.

        Stockholder. Stockholder shall have the meaning set forth in the first paragraph of this Agreement.

        Stockholder Director. Stockholder Director shall mean any Director who is (a) a Stockholder (if such Stockholder is an individual), (b) any person who is a current or former officer, employee, partner, owner, consultant or advisor (financial, legal or other) or Affiliate of any Stockholder, and (c) any other person proposed by a Stockholder who is not a Stockholder-Nominated Independent Director and who, in the case of (a), (b) or (c), at the time of nomination or appointment to the Board of Directors shall have been satisfactory to the Board of Directors, as determined in its exercise of its fiduciary duties to the stockholders of the Company.

        Stockholder-Nominated Independent Director. Stockholder-Nominated Independent Director shall have the meaning set forth in Section 3.01(b) hereof.

        Stockholders. Stockholders shall have the meaning set forth in the first paragraph of this Agreement.

        Subordinated Secured Promissory Note. Subordinated Secured Promissory Note shall mean the Amended and Restated Subordinated Secured Promissory Note of the Company dated as of May 21, 2002 made payable to the order of Textile Investment and having an original principal amount of Six Million Five Hundred Fifty-Seven Thousand Nine Hundred Eight and 53/100 Dollars ($6,557,908.53).

        Subsequently Acquired Stock. Subsequently Acquired Stock shall have the meaning set forth in the Recitals of this Agreement.

        Subsidiary. Subsidiary shall mean any Person of which more than fifty percent (50%) of the outstanding Equity Securities having voting power generally in the election of directors is Beneficially Owned, directly or indirectly, by the Company, and shall include, without limitation, the Partnership.

        Supermajority Vote. Supermajority Vote shall mean the affirmative vote of a number of Directors equal to at least two-thirds (2/3) of the total number of seats on the Board of Directors (including any seats that are, at the time of such vote, vacant).

        13D Group. 13D Group shall mean any group of Persons who, with respect to the acquiring, holding, voting or disposing of Voting Securities would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act, or who would be considered a "person" under Section 13(g)(3) of the Exchange Act.

        382 Affiliate. 382 Affiliate shall have the meaning set forth in Section 2.01 hereof.

        2002 Annual Meeting of Stockholders. 2002 Annual Meeting of Stockholders shall mean the 2002 annual meeting of stockholders of the Company and any adjournments or postponements thereof.

        Transfer. Transfer shall mean to sell, assign, pledge, grant a security interest in, hypothecate or otherwise to transfer, voluntarily or involuntarily, by operation of law or otherwise.

        Vote of the Independent Directors. Vote of the Independent Directors shall mean the affirmative vote of at least a majority of the Independent Directors, provided that such affirmative vote of at least a majority of the Independent Directors shall not constitute a Vote of the Independent Directors unless (a) such affirmative vote of at least a majority of the Independent Directors includes the affirmative vote of not fewer than one (1) Independent Director who is not a Satisfactory Nominee, and (b) at the time of such vote, there shall be no fewer than two (2) Independent Directors who are not Satisfactory Nominees; provided that preceding clause (b) of this definition shall not be applicable with respect to a vote taken when one (1) Company-Nominated Independent Director position is vacant if such position shall have been vacant for a period of more than thirty (30) consecutive days without a replacement Company-Nominated Independent Director having been proposed as a nominee to fill such vacant position of Company-Nominated Independent Director in accordance with Section 3.01(b) hereof.

        Voting Securities. Voting Securities shall mean any outstanding securities or other interests entitling the holder thereof to vote generally in the election of directors or managers of a Person.

2.
RESTRICTIONS ON TRANSFERS AND ACQUISITIONS

        2.01.    Restrictions on Transfer.    No Stockholder may Transfer any interest in the Stock except to (i) the Company, (ii) an Affiliate of such Stockholder, (iii) any Person pursuant to Rule 144 promulgated under the Securities Act, provided that no such Transfers under this clause (iii) are made to any Person that has (together with its Affiliates and any Persons that are, together with such Person and/or any of its Affiliates, part of any 13D Group, after giving effect to such Transfer) Beneficial Ownership of Equity Securities representing more than 5% of the total Equity Securities of the Company, or (iv) any Person pursuant to an exemption to the registration requirements of the Securities Act, provided that the approval requirements of Section 3.05 hereof are satisfied; provided further that the restrictions contained in this Agreement shall continue to be applicable to the Stock following any transfer pursuant to (ii) or (iv) above, and the transferees of any Stock pursuant to (ii) and (iv) above shall have executed and delivered to the Company an Instrument of Accession substantially in the form attached hereto as Exhibit B. Notwithstanding the foregoing, from and after the date hereof and to and including November 14, 2004, neither the Stockholders nor any other Person(s) the ownership of securities by which would be attributable to the Stockholders for purposes of applying Section 382 of the Code (a "382 Affiliate"), shall Transfer, directly or indirectly, any Equity Security or Equity Rights of the Company if such Transfer, together with all other acquisitions and/or dispositions of Equity Securities or Equity Rights of the Company prior to and/or subsequent to the date hereof involving any one or more of (i) Textile Investment, (ii) Würzburg, (iii) any 382 Affiliate, and (iv) any other party (to the extent that the relevant acquisition or disposition involving such other party is actually known to the Stockholders or Latitude Licensing Corp. or is reported pursuant to the Exchange Act), would result in an "ownership change" within the meaning of Section 382 of the Code.

        2.02.    Transfers in Breach of this Agreement.    In the event of any Transfer of Stock in breach of this Agreement, commencing immediately upon the time of such attempted Transfer, (a) such Transfer shall be void and of no effect, (b) no dividend of any kind or any distribution pursuant to any liquidation, redemption or otherwise shall be paid by the Company to the purported transferee in respect of such Stock (all such rights to payment by the transferring Stockholder and/or the purported transferee being deemed waived), and (c) neither the transferring Stockholder nor the purported transferee shall be entitled to exercise any such rights with respect to such Stock until such Transfer in breach of this Agreement has been rescinded.

2.03
RESTRICTIONS ON ACQUISITIONS

        From and after the date hereof and to and including November 14, 2004, neither the Stockholders nor any 382 Affiliate, shall acquire, directly or indirectly, any Equity Securities or Equity Rights of the Company if such acquisition, together with all other acquisitions and/or dispositions of Equity Securities or Equity Rights of the Company prior to and/or subsequent to the date hereof involving any one or more of (i) Textile Investment, (ii) Würzburg, (iii) any 382 Affiliate, and (iv) any other party (to the extent that the relevant acquisition or disposition involving such other party is actually known to the Stockholders or Latitude Licensing Corp. or is reported pursuant to the Exchange Act), would result in an "ownership change" within the meaning of Section 382 of the Code.

3.
VOTING PROVISIONS

        3.01.    Nomination of Satisfactory Nominees.    (a) At all times during the term of this Agreement, the Company and the Stockholders shall use their best efforts to cause the composition of the Board of Directors to reflect the following proportionate representation of Stockholder Directors, Company Directors and Independent Directors and to cause the Satisfactory Nominees to be apportioned as evenly as possible among the Class I Directors, Class II Directors and Class III Directors:

    Three (3) Stockholder Directors
    Two (2) Company Directors
    Four (4) Independent Directors

          (b)  At each annual meeting of stockholders of the Company at which the term of any Independent Director is to expire and at any time that a vacancy of an Independent Director on the Board of Directors is to be filled, the identity of the person nominated by the Company to stand for election to the Board of Directors or to be appointed to fill such vacancy, as the case may be, shall be determined in the following manner. If the term of any Independent Director initially proposed by the Stockholders or, thereafter, of any Independent Director proposed by the committee referred to in this sentence (each, a "Stockholder-Nominated Independent Director" and, collectively, the "Stockholder-Nominated Independent Directors"), expires or such position on the Board of Directors becomes vacant, a committee of Directors, a minority of whom shall consist of Directors other than Satisfactory Nominees, shall propose to the Board of Directors the nominee to serve as an Independent Director on the slate to be recommended by the Board of Directors to fill such vacancy. If the term of any Independent Director initially proposed by the Senior Executives or, thereafter, of any Independent Director proposed by the committee referred to in this sentence (each, a "Company-Nominated Independent Director" and, collectively, the "Company-Nominated Independent Directors"), expires or such position on the Board of Directors becomes vacant, a committee of Directors, a minority of whom shall consist of Directors who are Satisfactory Nominees, shall propose to the Board of Directors the nominee to serve as an Independent Director on the slate to be recommended by the Board of Directors to fill such vacancy. The Board of Directors shall approve the Independent Directors proposed in accordance with the preceding two (2) sentences unless the Board of Directors determines that to do so would constitute a breach of its fiduciary obligations to the Company's stockholders. For purposes of this Agreement, Neal J. Fox and Jon Hechler (assuming he was elected to the Board of Directors at the 2002 Annual Meeting of Stockholders) shall be deemed to be Independent Directors initially proposed by the Senior Executives.

          (c)  For purposes of this Agreement, (i) the Company shall be considered to have used its "best efforts," as required in Subsection (a), if it causes each Satisfactory Nominee and each Company Director whose class then stands for election to be included in the slate of nominees recommended by the Board of Directors to the Company's stockholders for election as directors and uses all reasonable efforts to cause the election of such Satisfactory Nominees and Company Nominees, including the solicitation of proxies in favor of the election of such persons, and (ii) the Stockholders shall be considered to have used their "best efforts," as required in Subsection

  (a) above, if in each election of Directors they vote the Stock in favor of the Stockholder Directors, the Company Directors and the Independent Directors.

        3.02    Declassification of the Board of Directors.    The Company shall include in its proxy statement for the annual meeting of stockholders to be held in 2003 a proposal that the Amended and Restated Certificate of Incorporation of the Company be amended to declassify the Board of Directors and shall recommend to the stockholders of the Company that such proposal be approved.

        3.03.    Committees.    The Board of Directors will not establish any committee authorized to exercise the power of the Board of Directors unless (i) the Directors who are not Satisfactory Nominees are granted representation on such committee consistent with the proportions of the total number of Directors who are not Satisfactory Nominees to the total number of Directors as described in Section 3.01(a) and (b) hereof, or (ii) in the case of the Audit Committee and Compensation Committee, such committees consist of equal numbers of Stockholder-Nominated Independent Directors and Company-Nominated Independent Directors. A committee of five (5) Directors having as its members two (2) Directors who are not Satisfactory Nominees and three (3) Directors who are Satisfactory Nominees shall be deemed to satisfy the requirements of clause (i) of the preceeding sentence. The Board of Directors shall not establish or employ committees as a means designed to circumvent the purposes of this Agreement.

        3.04    Voting Provisions.    Except for any Extraordinary Transaction approved by a Vote of the Independent Directors pursuant to Section 3.05 hereof, the Company shall not take, or cause or permit any Subsidiary to take, any of the following actions without approval by the Board of Directors by a Supermajority Vote:

          (a)  the creation of any new Subsidiary which is in any way advantageous or preferential to any member of an Investor Group;

          (b)  the entering into by the Company or any of its Subsidiaries of any joint ventures, partnerships or profit sharing agreements;

          (c)  the guarantee by the Company or any Subsidiary of the debts or obligations of any entity other than a wholly-owned Subsidiary;

          (d)  the entering into by the Company or any Subsidiary of any new supplier or distribution agreements;

          (e)  any media expenditures or sponsorships by the Company or any Subsidiary inconsistent with past practice;

          (f)    any material change to, or deviations from, the Budget;

          (g)  the hiring and termination of any of the Senior Executives;

          (h)  the loaning or advancing of money by, or bank overdrafts on any account of, the Company or any Subsidiary in excess of $750,000 outstanding at any time;

          (i)    the use of cash or other assets of the Company or any Subsidiary, or the incurring of any liability by the Company or any Subsidiary, in connection with the opening of any retail stores, outlets or other retail distribution outlets; provided, however, that nothing in this subsection shall prevent the Company or any Subsidiary from entering into franchise agreements allowing franchisees to open retail stores or outlets using trademarks owned by or licensed to the Company or any Subsidiary (to the extent that such franchise agreements do not result in any significant cost to, or the incurrence of liability by, the Company or any Subsidiary);

          (j)    the incurring by the Company or the Partnership of any costs or liabilities, including without limitation liabilities pursuant to any pledge, granting of a security interest, or guaranty, not directly related to the apparel business of the Company or the Partnership;

          (k)  any prepayment of the Subordinated Secured Promissory Note; or

          (l)    the making of any quarterly installment of principal and interest on the Subordinated Secured Promissory Note in the Quarterly Payment Amounts on the corresponding Quarterly Payment Dates set forth in the Subordinated Secured Promissory Note unless the Partnership has an average of at least Two Million Five Hundred Thousand Dollars ($2,500,000) of availability under its line of credit from Congress Financial Corporation (including its successors and assigns) during the forty-five (45) day period immediately prior to such Quarterly Payment Date.

        3.05    Special Approval of Extraordinary Transaction.    The Company shall not engage in, and shall not cause or permit any Subsidiary to engage in, any Extraordinary Transaction unless it is determined by a Vote of the Independent Directors that such Extraordinary Transaction is fair to the public stockholders of the Company without taking into account any effect of the stock ownership of the Stockholders and their Affiliates. In making such determination, the Independent Directors shall be entitled, in their sole discretion and at the expense of the Company, to retain the services of independent legal counsel and independent financial advisors to advise them regarding their fiduciary duties and the overall fairness of the transaction.

        3.06    Covenants of Stockholders.

          (a)  Except by virtue of the Stockholders' representation on the Board, neither the Stockholders nor any of their Affiliates shall act, alone or in concert with others, to seek to control the day-to-day management of the Company or Board of Directors.

          (b)  Neither the Stockholders nor any of their Affiliates shall, either alone or in concert with others, (i) initiate or propose any stockholder proposal or stockholder nominations or make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote, or seek to influence any Person with respect to the voting of, any voting securities, or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A promulgated under the Exchange Act, as in effect as of the date hereof) in contravention of any of the provisions of this Agreement; (ii) otherwise act in contravention of the purposes of this Agreement or (iii) advise, assist or encourage or finance other Persons in connection with any of the foregoing types of activities.

4.
LEGENDS ON CERTIFICATES

        The certificates evidencing the Stock held by the Stockholders shall bear any legends required by federal or state securities law and the following legend required by Section 202 (a) of the Delaware General Corporation Law:

    "The shares represented by this Certificate are subject to a Stockholders' Agreement dated as of October 3, 2002, a copy of which is on file at the principal office of the Company and will be furnished to any prospective purchaser on request. Such Stockholders' Agreement provides, among other things, for certain restrictions on the sale, transfer, pledge, granting of a security interest, hypothecation or disposition of the shares represented by this Certificate."

5.
BENEFIT

        This Agreement shall be binding upon and shall operate for the benefit of the parties hereto and their respective successors and assigns.

6.
INVALIDITY OF ANY PROVISION

        The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted, provided that the parties shall negotiate in good faith to replace the invalid provision with a valid provision reflecting the same balance of economic interests.

7.
MODIFICATION OF AGREEMENT

        No modification, amendment or waiver of any of the provisions of this Agreement shall be valid unless approved by a majority of the Board of Directors (excluding for this purpose any Director who is a Satisfactory Nominee) and made in writing and signed by the Company and Stockholders owning, in the aggregate, a majority of the Stock subject to this Agreement.

8.
FURTHER ACTION

        Upon approval by the Board of Directors, a copy of this Agreement shall be made a part of the minutes of the Company.

9.
ATTORNEY'S FEES AND COSTS

        If any action at law or in equity (including any arbitration proceeding under Section 11 hereof) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements, in addition to any other relief to which it may be entitled.

10.
APPLICABLE LAW

        This Agreement shall be construed in accordance with the laws of the State of Delaware without the application of principles of conflicts of law.

11.
ARBITRATION OF DISPUTES

        (a)  Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement will be submitted to binding arbitration. Such arbitration shall be conducted before an arbitrator sitting in New York, New York or in such other location as may be agreed upon by the Company and the Stockholders, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction.

        (b)  The arbitration provision set forth in clause (a) of this Section shall not restrict or otherwise affect the right of any party to this Agreement to bring suit for specific performance of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of Articles 2 or 3 of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Each party agrees that, in the event of any breach or threatened breach by such party of any covenant or obligation contained in this Agreement, the other parties shall be entitled (in addition to any other remedy that may be available to them, including monetary damages) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. The parties further agree that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11, and irrevocably waive any rights they may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12.  JURISDICTION; VENUE

          (A)  Each party to this Agreement hereby irrevocably consents to the exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York and/or United States District Court for the Southern District of New York (collectively, the "New York Courts" and each a "New York Court") in connection with any and all claims based upon or arising out of this Agreement or the matters or transactions contemplated herein, and irrevocably agrees that all claims in respect of any such matters or transactions may be heard in either of such New York Courts.

          (B)  Each party to this Agreement hereby waives any objection to jurisdiction and venue of any such claim brought, or action instituted, hereunder in any New York Court and further agrees not to assert (i) any defense based on the lack of jurisdiction or venue in any New York Court, or (ii) any defense of improper venue or inconvenient forum in any New York Court.

          (C)  Each party to this Agreement hereby waives any right of jurisdiction on account of the place of such party's residence, or domicile, or on account of such party's place of incorporation, formation or organization.

          (D)  Each party to this Agreement hereby acknowledges and agrees that any forum other than a New York Court is an inconvenient forum and that a suit brought by any party against any other party in any court other than a New York Court should be transferred to a New York Court.

13.  SERVICE OF PROCESS; TEXTILE INVESTMENT; WÜRZBURG

          (a)  Textile Investment hereby irrevocably and unconditionally appoints Steven D. Dreyer, Esquire of Hall Dickler Kent Goldstein & Wood, LLP, currently located at 909 Third Avenue, 27th Floor, New York, New York 10022 (the "Process Agent") as its agent to receive on behalf of Textile Investment service of copies of the summons and complaint and any other process which may be served in any action or proceeding within the scope of Section 11 or 12 of this Agreement in any New York Court and agrees promptly to appoint a successor Process Agent in the City of New York (which appointment such successor Process Agent shall accept in writing) prior to the termination for any reason of the appointment of the Process Agent (or the termination of any successor Process Agent). In any such action or proceeding in any New York Court, such service may be made on Textile Investment by delivering a copy of such process to Textile Investment in care of the Process Agent at the Process Agent's above address and by depositing a copy of such process in the mails (certified or registered, if available), or by overnight courier, addressed to Textile Investment at its address for notices in this Agreement (such service to be effective upon receipt by the Process Agent, and the depositing of such service in the mails (or delivery thereof to such overnight courier)). Textile Investment hereby irrevocably and unconditionally authorizes and directs the Process Agent to accept such service on Textile Investment's behalf. As an alternative method of service, Textile Investment hereby irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in any New York Court by mailing of copies of such process to Textile Investment by mail (certified or registered, if available), or by overnight courier, at its address for notices in this Agreement. Textile Investment agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding in any New York Court shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Textile Investment represents and warrants to the other parties to this Agreement that the Process Agent has accepted its appointment as process agent for Textile Investment as herein described, and Textile Investment covenants to give the other parties to this Agreement prompt written notice of (x) any change in the name or address of the Process Agent (or any successor Process Agent) and (y) the name and address of any successor Process Agent.

          (b)  Würzburg hereby irrevocably and unconditionally appoints the Process Agent as its agent to receive on behalf of Würzburg service of copies of the summons and complaint and any other process which may be served in any action or proceeding within the scope of Section 11 or 12 of this Agreement in any New York Court and agrees promptly to appoint a successor Process Agent in the City of New York (which appointment such successor Process Agent shall accept in writing) prior to the termination for any reason of the appointment of the Process Agent (or the termination of any successor Process Agent). In any such action or proceeding in any New York Court, such service may be made on Würzburg by delivering a copy of such process to Würzburg in care of the Process Agent at the Process Agent's address and by depositing a copy of such process in the mails (certified or registered, if available), or by overnight courier, addressed to Würzburg at its address for notices in this Agreement (such service to be effective upon receipt by the Process Agent, and the depositing of such service in the mails (or delivery thereof to such overnight courier)). Würzburg hereby irrevocably and unconditionally authorizes and directs the Process Agent to accept such service on Würzburg's behalf. As an alternative method of service, Würzburg hereby irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in any New York Court by mailing of copies of such process to Würzburg by mail (certified or registered, if available), or by overnight courier, at its address for notices in this Agreement. Würzburg agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding in any New York Court shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Würzburg represents and warrants to the other parties to this Agreement that the Process Agent has accepted its appointment as process agent for Würzburg as herein described, and Würzburg covenants to give the other parties to this Agreement prompt written notice of (x) any change in the name or address of the Process Agent (or any successor Process Agent) and (y) the name and address of any successor Process Agent.

          (c)  The Company hereby irrevocably and unconditionally appoints its registered agent, as specified in its charter, as amended from time to time (the "Company Registered Agent"), as its agent to receive on behalf of the Company service of copies of the summons and complaint and any other process which may be served in any action or proceeding within the scope of Section 11 or 12 of this Agreement in any New York Court. In any such action or proceeding in any such New York Court, such service may be made on the Company by delivering a copy of such process to the Company in care of the Company Registered Agent at the Company Registered Agent's address and by depositing a copy of such process in the mails (certified or registered, if available), or by overnight courier, addressed to the Company at its address for notices in this Agreement (such service to be effective upon receipt by the Company Registered Agent, and the depositing of such service in the mails (or delivery thereof to such overnight courier)). The Company hereby irrevocably and unconditionally authorizes and directs the Company Registered Agent to accept such service on the Company's behalf. As an alternative method of service, the Company hereby irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in any New York Court by mailing of copies of such process to the Company by mail (certified or registered, if available), or by overnight courier, at its address for notices in this Agreement. The Company agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding in any New York Court shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. The Company represents and warrants to the other parties to this Agreement that the Company Registered Agent has accepted its appointment as registered agent for the Company as herein described.

14.  WAIVER OF IMMUNITY

        Each party to this Agreement represents, warrants, and agrees that to the extent such party may have or hereafter acquire any right of sovereign or other immunity from suit, court jurisdiction, attachment in aid of execution of judgment, set-off, execution or other legal process, such party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, such right of immunity with respect to its obligations hereunder and with respect to legal proceedings to enforce the same and to enforce any judgment rendered in such proceedings.

15.
ENTIRE AGREEMENT

        This Agreement supersedes all agreements as to the subject matter hereof among the Stockholders and the Company including in each case amendments thereto, previously executed by the Stockholders and the Company, including without limitation the Company's Shareholders' Agreement dated August 9, 1999. This Agreement sets forth all of the provisions, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings express or implied, oral or written as to the subject matter hereof.

16.
NOTICES

        Unless otherwise specified herein, all notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed given if (i) delivered in person, or by United States mail, certified or registered, with return receipt requested, (ii) if sent by telex or facsimile transmission, with a copy mailed on the same day in the manner provided in (i) above, when transmitted and receipt is confirmed by telephone, or (iii) if otherwise actually delivered:

TO THE COMPANY:	3840 Bank Street, Baltimore, MD 21224-2522;
TO ANY STOCKHOLDER:	As the name and address of such Stockholder appears on the records of the Company;

or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or other communication shall be deemed to have been given on the date actually delivered or as of the date mailed, as the case may be.

17.
TERM OF AGREEMENT

        This Agreement shall be effective until the earliest to occur of (i) the Stockholders becoming the Beneficial Owners of all of the Equity Securities of the Company; (ii) liquidation or dissolution of the Company; or (iii) November 14, 2004.

        IN WITNESS WHEREOF, the parties hereto have executed and sealed this Agreement as of the day and year first above written.

I.C. ISAACS & COMPANY, INC.
By:	/s/ ROBERT J. ARNOT Robert J. Arnot, Chief Executive Officer
STOCKHOLDERS:
TEXTILE INVESTMENT INTERNATIONAL S.A.
By:	/s/ RENÉ FALTZ Name: René Faltz Title: Managing Director
By:	/s/ TOM FELGEN Name: Tom Felgen Title: Managing Director
WÜRZBURG HOLDING S.A.
By:	/s/ RENÉ FALTZ Name: René Faltz Title: Managing Director
By:	/s/ TOM FELGEN Name: Tom Felgen Title: Managing Director

SCHEDULE A

Stockholder	No. of Shares of Common Stock
Würzburg Holding S.A.	500,000
Textile Investment International S.A.	0

EXHIBIT A

Budget

QuickLinks

  Exhibit 3
I.C. ISAACS & COMPANY, INC. STOCKHOLDERS' AGREEMENT
RECITALS
SCHEDULE A
EXHIBIT A Budget